3rd AMENDMENT TO PARTICIPATION AGREEMENT

     Pursuant to the Partici~ationAzreement. - made and entered into as c~fthe 26th day of March, 2002, as amended May 17, 2002 and November 1, 2005 (the "Participation Agreement"), by and among Principal Life Insurance Company, MFS Variable Insurance Trust and Massachusetts Financial Services Company (collectively, the "Parties"), the Parties do hereby agree to amend and restate Schedule A of the Participation Agreement as attached hereto and incorporated herein by reference.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this 3rd Amendment to the Participation Agreement to be executed effective as of May 1,2007.

PRINCIPAL LIFE INSURANCE COMPANY

/i	-
By its autbor~zedo ff~er

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer, By: Asusan S. Newton Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES

COMPANY

By its authorized officer,

i

.

President and chief ~xecutiveOfficer

Contract#

As of May 1,2007

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors

Principal Life Insurance Company Variable Life Separate Account

Principal Variable Universal Life
Income

Executive Variable Universal Life	Service	Emerging Growth Series
Benefit Variable Universal Life		Mid Cap Growth Series
New Discovery Series
Value Series

Global Equity Series Research International Series

2